                       EXHIBIT 99
Release:     On receipt, Oct 26, 2017
Media Contact:    Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor Contact:    John Egan, 515-235-9500, egan.john@principal.com

Principal® Announces Third Quarter 2017 Results
Company Also Announces Increase to Common Stock Dividend

Company Highlights
• Third quarter 2017 net income attributable to Principal Financial Group, Inc. of $810.2 million, or $2.76 per diluted share
• Third quarter 2017 operating earnings[1] of $373.7 million, or $1.28 per diluted share
• Third quarter 2017 results reflecting the impact of the annual actuarial assumption review which decreased net income by $26.6 million and operating earnings by $42.9 million
• Record assets under management (AUM) of $655.5 billion, up 10 percent on a trailing twelve month basis
• Company declares fourth quarter 2017 common stock dividend of $0.49 per share; a 14 percent increase over the fourth quarter 2016 common stock dividend
(Des Moines, Iowa) – Principal Financial Group® (NYSE: PFG) today announced results for third quarter 2017.

•
Net income attributable to PFG for third quarter 2017 of $810.2 million, compared to $308.2 million for third quarter 2016. Net income per diluted share of $2.76 for third quarter 2017 compared to $1.06 in prior year quarter. Net income benefited $410.8 million from a real estate exchange with one of our joint venture partners.

•
Operating earnings increased 11 percent to $373.7 million for third quarter 2017, compared to $335.7 million for third quarter 2016. Operating earnings per diluted share (EPS) of $1.28 for third quarter 2017 was up 11 percent compared to $1.15 for third quarter 2016.

◦
As noted in Exhibit 1, third quarter 2017 operating earnings reflected the results of the annual actuarial assumption review, which decreased operating earnings by $42.9 million, or $0.14 per diluted share. After excluding the significant variances noted in Exhibit 1, operating earnings increased 17 percent over the prior year quarter.

•
Quarterly common stock dividend of $0.49 per share for fourth quarter 2017 was authorized by the company’s Board of Directors, bringing the trailing twelve-month dividend to $1.87 per share, a 16 percent increase compared to the prior year trailing twelve-month period. The dividend will be payable on Dec. 28, 2017, to shareholders of record as of Dec. 4, 2017.

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1 Use of non-GAAP financial measures is discussed in this release after segment results. Operating earnings for total company is after tax.

“I’m very pleased with our results for the quarter and through nine months. We continue to deliver above market growth in operating earnings across our businesses, solid net cash flow and strong investment performance,” said Dan Houston, chairman, president and CEO.  “In addition, today we announced our seventh consecutive quarterly dividend increase further demonstrating our strong capital position. We remain well positioned to advance our long-term, customer-focused strategy, to capitalize on key growth opportunities around the world, and to continue to create long-term value for our shareholders.”

Other third quarter highlights

•	Strong Morningstar investment performance[2], with 69 percent of Principal’s investment options above median on a one-year basis, 71 percent on a three-year basis and 88 percent on a five-year basis.

•	Retirement and Income Solutions (RIS) sales of $4.2 billion, $2.3 billion in RIS-Fee and $1.9 billion in RIS-Spread, helped drive end of period account values to $257.9 billion.

•
Principal Global Investors (PGI) ended the quarter with record AUM of $423.3 billion, including positive net cash flows of $2.5 billion. Pre-tax return on operating revenues less pass-through commissions[3] increased to 37.7 percent on a trailing twelve month basis, a 260 basis point increase from the year ago quarter.

•	Principal International (PI) generated net cash flows of $2.1 billion and achieved record AUM of $158.6 billion, a 14 percent increase over the year ago quarter on a constant currency basis[4].

•	Specialty Benefits premium and fees[5] increased 9 percent compared to the year ago quarter, driven by strong sales and retention.

•	Individual Life sales of $43.7 million increased 19 percent over the year ago quarter.

•	Continued strong capital position with a 2017 capital deployment target of $800 million to $1.1 billion. Deployed $190.5 million of capital in third quarter 2017, including:

◦	$135.8 million of common stock dividends with the $0.47 per share dividend paid in the third quarter;

◦	$48.6 million to repurchase 0.8 million shares of common stock; and

◦	$6.1 million of increased ownership in a PGI boutique.

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2 Represents the percentage of Principal actively managed mutual funds, exchange traded funds (ETFs), insurance separate accounts, and collective investment trusts (CITs) in the top two Morningstar quartiles. Excludes Money Market, Stable Value, Liability Driven Investment (Short, Intermediate and Extended Duration), & US Property Separate Account.
3 The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.
4 Constant currency basis = prior period results translated using foreign exchange rates from the current period.
5 Premium and fees = premiums and other considerations plus fees and other revenues.

Segment Results

Retirement and Income Solutions - Fee

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q17	3Q16	% Change	3Q17	3Q16	% Change
Pre-tax operating earnings[6]	$108.0	$130.9	(17)%	$524.2	$494.1	6%
Net revenue[7]	$372.1	$364.8	2%	$1,582.8	$1,499.6	6%
Pre-tax return on net revenue[8]	29.0%	35.9%		33.1%*	32.9%*
* Pre-tax return on net revenue - Excluding the third quarter actuarial assumption reviews, the trailing twelve-month pre-tax return on net revenue was 34.9 percent for third quarter 2017 and 33.8 percent for third quarter 2016.

•
Pre-tax operating earnings decreased $22.9 million driven primarily by the third quarter actuarial assumption reviews. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were up 3 percent over the year ago quarter.

•	Net revenue increased $7.3 million primarily due to higher fees driven by increased account values partially offset by higher variable investment income in the year ago quarter.

Retirement and Income Solutions - Spread

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q17	3Q16	% Change	3Q17	3Q16	% Change
Pre-tax operating earnings	$102.1	$76.0	34%	$385.4	$275.7	40%
Net revenue	$131.0	$122.0	7%	$553.1	$466.8	18%
Pre-tax return on net revenue	77.9%	62.3%		69.7%*	59.1%*
* Pre-tax return on net revenue - Excluding the third quarter actuarial assumption reviews, the trailing twelve-month pre-tax return on net revenue was 66.6 percent for third quarter 2017 and 60.1 percent for third quarter 2016.

•	Pre-tax operating earnings increased $26.1 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were up 25 percent due to a growth in account values.

•	Net revenue increased $9.0 million as growth in the business was partially offset by higher variable investment income in the year ago quarter.

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6 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.
7 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.
8 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q17	3Q16	% Change	3Q17	3Q16	% Change
Pre-tax operating earnings	$130.2	$112.9	15%	$479.3	$412.1	16%
Operating revenues less pass-through commissions	$327.5	$304.6	8%	$1,288.6	$1,187.2	9%
Pre-tax return on operating revenues less pass-through commissions[9]	40.2%	37.6%		37.7%	35.1%
Total PGI assets under management (billions)	$423.3	$397.3	7%
Institutional assets under management (billions)	$136.4	$135.2	1%

•	Pre-tax operating earnings increased $17.3 million primarily due to an increase in operating revenue and disciplined expense management.

•	Operating revenues less pass-through commissions increased $22.9 million primarily due to growth in management fees on record AUM and transaction and borrower fees relative to the year ago quarter.
Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q17	3Q16	% Change	3Q17	3Q16	% Change
Pre-tax operating earnings	$72.4	$84.2	(14)%	$317.7	$289.4	10%
Combined[10] net revenue (at PFG share)	$236.0	$215.6	9%	$881.7	$789.0	12%
Combined pre-tax return on net revenue (at PFG share)	30.7%	39.1%		36.0%*	36.7%*
Assets under management (billions)	$158.6	$136.3	16%
* Combined pre-tax return on net revenue (at PFG share) - Excluding the third quarter actuarial assumption reviews, the trailing twelve month combined pre-tax return on net revenue (at PFG share) was 37.6 percent for third quarter 2017 and 37.5 percent for third quarter 2016.

•
Pre-tax operating earnings decreased $11.8 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were down 1 percent primarily driven by lower than expected encaje performance and inflation.

•	Combined net revenue (at PFG share) increased $20.4 million driven by growth in AUM partially offset by lower than expected encaje performance and inflation as well as the actuarial assumption review.

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9 Pre-tax return on operating revenues less pass-through commissions = pre-tax operating earnings, adjusted for noncontrolling interest divided by operating revenues less pass-through commissions.
10 Combined basis = all Principal International companies at 100 percent. The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for Principal International as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.

Specialty Benefits Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q17	3Q16	% Change	3Q17	3Q16	% Change
Pre-tax operating earnings	$83.8	$73.9	13%	$264.8	$235.8	12%
Premium and fees	$513.7	$469.3	9%	$1,979.6	$1,822.4	9%
Pre-tax return on premium and fees[11]	16.3%	15.7%		13.4%*	12.9%*
Incurred loss ratio	60.7%	65.0%		63.0%	63.7%
* Pre-tax return on premium and fees - Excluding the third quarter actuarial assumption reviews, the trailing twelve-month pre-tax return on premium and fees was 12.7 percent for third quarter 2017 and 12.4 percent for third quarter 2016.

•
Pre-tax operating earnings increased $9.9 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were up 24 percent primarily due to growth in the business and favorable claims experience.

•	Premium and fees increased $44.4 million reflecting strong sales and retention.

•	Incurred loss ratio of 63.5 percent after adjusting for the actuarial review was within the expected range.
Individual Life Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q17	3Q16	% Change	3Q17	3Q16	% Change
Pre-tax operating earnings (losses)	$(0.6)	$(3.7)	84%	$115.9	$105.1	10%
Premium and fees	$273.8	$241.0	14%	$1,063.0	$986.2	8%
Pre-tax return on premium and fees	(0.2)%	(1.5)%		10.9%*	10.7%*
* Pre-tax return on premium and fees - Excluding the third quarter actuarial assumption reviews, the trailing twelve-month pre-tax return on premium and fees was 15.5 percent for third quarter 2017 and 14.9 percent for third quarter 2016.

•
Pre-tax operating losses decreased $3.1 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were up 17 percent primarily due to expense management and favorable claims experience.

•	Premium and fees increased $32.8 million driven by impacts from the 2016 and 2017 actuarial assumption reviews as well as underlying growth in the business.
Corporate

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q17	3Q16	% Change	3Q17	3Q16	% Change
Pre-tax operating losses	$(43.0)	$(57.8)	26%	$(202.3)	$(220.4)	8%

•	Pre-tax operating losses decreased $14.8 million primarily due to lower corporate expenses.

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11 Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Exhibit 1
Principal Financial Group
Comparison of quarterly net income attributable to PFG and operating earnings excluding significant variances
(in millions, except per share data)

	3Q17 as reported	3Q17 actuarial review	3Q17 excluding significant variances	3Q16 as reported	3Q16 actuarial review	3Q16 value-add real estate sale & encaje	3Q16 excluding significant variances

Net income attributable to PFG	$ 810.2	$ 26.6	$ 836.8	$ 308.2	$ 68.8	$ (28.4)	$ 348.6
Net realized capital (gains) losses, as adjusted	(436.5)	16.3	(420.2)	27.5	(20.6)	—	6.9
Operating earnings	373.7	42.9	416.6	335.7	48.2	(28.4)	355.5
Income taxes	79.2	23.5	102.7	80.7	25.5	(14.3)	91.9
Pre-tax operating earnings	$ 452.9	$ 66.4	$ 519.3	$ 416.4	$ 73.7	$ (42.7)	$ 447.4

Per diluted share:
Net income	$ 2.76	$ 0.09	$ 1.45	$ 1.06	$ 0.24	$ (0.10)	$ 1.20
Net realized capital (gains) losses, as adjusted	(1.48)	0.05	(0.03)	0.09	(0.07)	0.00	0.02
Operating earnings	$ 1.28	$ 0.14	$ 1.42	$ 1.15	$ 0.17	$ (0.10)	$ 1.22
Weighted average diluted shares outstanding	293.1	293.1	293.1	291.4	291.4	291.4	291.4

Segment pre-tax operating earnings (losses):
RIS-Fee	$ 108.0	$ 41.0	$ 149.0	$ 130.9	$ 26.2	$ (11.8)	$ 145.3
RIS-Spread	102.1	(19.2)	82.9	76.0	5.4	(15.0)	66.4
Retirement and Income Solutions	210.1	21.8	231.9	206.9	31.6	(26.8)	211.7

Principal Global Investors	130.2	—	130.2	112.9	—	—	112.9

Principal International	72.4	11.8	84.2	84.2	8.9	(8.0)	85.1

Specialty Benefits	83.8	(14.2)	69.6	73.9	(10.0)	(7.9)	56.0
Individual Life	(0.6)	47.0	46.4	(3.7)	43.2	—	39.5
U.S. Insurance Solutions	83.2	32.8	116.0	70.2	33.2	(7.9)	95.5

Corporate	(43.0)	—	(43.0)	(57.8)	—	—	(57.8)
Pre-tax operating earnings	$ 452.9	$ 66.4	$ 519.3	$ 416.4	$ 73.7	$ (42.7)	$ 447.4

* Income statement line item details of the 3Q16 and 3Q17 significant variances are available in our earnings conference call presentations on our website.

Forward looking and cautionary statements
Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2016, and in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2017, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; changes in laws, regulations or accounting standards; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; changes in investor preferences; inability to attract and retain qualified employees and sales representatives and develop new distribution sources; international business risks; fluctuations in foreign currency exchange rates; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; and a computer system failure or security breach could disrupt the company’s business and damage its reputation.

Use of Non-GAAP financial measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.
Earnings conference call
On Friday, Oct. 27, 2017, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Deanna Strable will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (international callers) approximately 10 minutes prior to the start of the call. The access code is 88264943.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (international callers). The access code is 88264943. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Nov. 3, 2017.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at principal.com/investor.
The company’s financial supplement is currently available at principal.com/investor, and may be referred to during the call. Other slides that will be referenced during the call will be available at principal.com/investor approximately one-half hour prior to call start time.

About Principal®12
Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals - offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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12 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

Summary of Principal Financial Group, Inc. and Segment Results

Principal Financial Group, Inc. Results:	(in millions)
	Three Months Ended,		Trailing Twelve Months,
	9/30/17	9/30/16	9/30/17	9/30/16
Net income attributable to PFG	$810.2	$308.2	$1,786.6	$1,252.1
Net realized capital (gains) losses, as adjusted	(436.5)	27.5	(338.8)	8.2
Other after-tax adjustments	0.0	0.0	52.0	2.0
Operating Earnings*	$373.7	$335.7	$1,499.8	$1,262.3
Income taxes	79.2	80.7	385.2	329.5
Pre-Tax Operating Earnings	$452.9	$416.4	$1,885.0	$1,591.8

Segment Pre-Tax Operating Earnings (Losses):
Retirement and Income Solutions	$210.1	$206.9	$909.6	$769.8
Principal Global Investors	130.2	112.9	479.3	412.1
Principal International	72.4	84.2	317.7	289.4
U.S. Insurance Solutions	83.2	70.2	380.7	340.9
Corporate	(43.0)	(57.8)	(202.3)	(220.4)
Pre-Tax Operating Earnings	$452.9	$416.4	$1,885.0	$1,591.8

	Per Diluted Share
	Three Months Ended,		Nine Months Ended,
	9/30/17	9/30/16	9/30/17	9/30/16
Net income	$2.76	$1.06	$5.02	$3.41
Net realized capital (gains) losses, as adjusted	(1.48)	0.09	(1.17)	(0.13)
Operating Earnings	$1.28	$1.15	$3.85	$3.28
Weighted-average diluted common shares outstanding (in millions)	293.1	291.4	292.7	292.8

*U.S. GAAP (GAAP) net income attributable to PFG versus operating earnings
Management uses operating earnings, which is a non-GAAP financial measure that excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Selected Balance Sheet Statistics
	Period Ended,
	9/30/17	12/31/16
Total assets (in billions)	$247.9	$228.0
Stockholders’ equity (in millions)	$12,067.3	$10,293.8
Total common equity (in millions)	$11,996.4	$10,227.3
Total common equity excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$11,004.2	$9,808.7
End of period common shares outstanding (in millions)	288.5	287.7
Book value per common share	$41.58	$35.55
Book value per common share excluding AOCI other than foreign currency translation adjustment	$38.14	$34.09

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions, except as indicated)
	Period Ended,
	9/30/17	12/31/16
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity	$12,067.3	$10,293.8
Noncontrolling interest	(70.9)	(66.5)
Stockholders’ equity available to common stockholders	11,996.4	10,227.3
Net unrealized capital (gains) losses	(1,387.8)	(827.0)
Net unrecognized postretirement benefit obligation	395.6	408.4
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$11,004.2	$9,808.7

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share	$41.58	$35.55
Net unrealized capital (gains) losses	(4.81)	(2.88)
Net unrecognized postretirement benefit obligation	1.37	1.42
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$38.14	$34.09

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions)
	Three Months Ended,		Trailing Twelve Months,
	9/30/17	9/30/16	9/30/17	9/30/16
Income Taxes:
Total GAAP income taxes	$344.6	$43.3	$498.9	$237.5
Net realized capital gains (losses) tax adjustments	(284.3)	19.4	(227.6)	28.6
Tax benefit related to other after-tax adjustments	-	-	34.4	1.0
Income taxes related to equity method investments and noncontrolling interest	18.9	18.0	79.5	62.4
Income taxes	$79.2	$80.7	$385.2	$329.5

Net Realized Capital Gains (Losses):
GAAP net realized capital gains (losses)	676.6	44.2	520.7	173.4

Recognition of front-end fee revenues	0.1	0.2	(0.4)	0.4
Market value adjustments to fee revenues	(0.1)	(0.1)	(0.2)	(2.4)
Net realized capital gains (losses) related to equity method investments	1.3	(0.1)	2.8	(0.3)
Derivative and hedging-related adjustments	(10.8)	(24.2)	(64.9)	(105.9)
Sponsored investment fund adjustments	1.6	1.7	5.6	5.8
Amortization of deferred acquisition costs	20.2	(69.6)	84.0	(102.6)
Capital gains distributed – operating expenses	(9.5)	(8.5)	(22.9)	(2.0)
Amortization of other actuarial balances	3.2	(11.2)	14.4	(17.3)
Market value adjustments of embedded derivatives	40.1	46.4	43.6	51.4
Capital gains distributed – cost of interest credited	(2.0)	(8.9)	(16.5)	(14.0)
Net realized capital gains (losses) tax adjustments	(284.3)	19.4	(227.6)	28.6
Net realized capital gains (losses) attributable to noncontrolling interest, after-tax	0.1	(16.8)	0.2	(23.3)
Total net realized capital gains (losses) after-tax adjustments	(240.1)	(71.7)	(181.9)	(181.6)

Net realized capital gains (losses), as adjusted	$436.5	$(27.5)	$338.8	$(8.2)

Other After-Tax Adjustments:
Exited group medical insurance business:
Pre-tax	$—	$—	$—	$(3.0)
Tax	—	—	—	1.0
Early extinguishment of debt:
Pre-tax	—	—	(86.4)	—
Tax	—	—	34.4	—
Total other after-tax adjustments	$0.0	$0.0	$(52.0)	$(2.0)

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions)
	Three Months Ended,		Trailing Twelve Months,
	9/30/17	9/30/16	9/30/17	9/30/16
Principal Global Investors Operating Revenues Less Pass-Through Commissions:
Operating revenues	$367.5	$346.2	$1,449.0	$1,354.3
Commission expense	(40.0)	(41.6)	(160.4)	(167.1)
Operating revenues less pass-through commissions	$327.5	$304.6	$1,288.6	$1,187.2

Principal International Combined Net Revenue (at PFG Share)
Pre-tax operating earnings	$72.4	$84.2	$317.7	$289.4
Combined operating expenses (at PFG share)	136.6	131.4	564.0	499.6
Combined net revenue (at PFG share)	$236.0	$215.6	$881.7	$789.0